UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 1, 2009

Metalline Mining Company
(Exact name of registrant as specified in its charter)

Nevada	001-33125	91-1766677
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1330 E. Margaret Avenue, Coeur d'Alene, Idaho	83815
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (208) 665-2002

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01 – Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

On May 1, 2009, we received a letter from the NYSE Amex, LLC (“AMEX”) advising us that we do not currently meet certain standards for continued listing.  In the letter AMEX advised us that, based on a review of our public filings, we failed to meet the requirements for continued listing found in Section 1003(a)(iii) of the NYSE Amex LLC Company Guide (the “Company Guide”) and Section 1003(a)(iv) of the Company Guide.  Those portions of Section 1003 of the Company Guide cited in the letter provide that AMEX, “will normally consider suspending dealings in, or removing from the list, securities of an issuer which...(iii) has stockholders’ equity of less than $6,000,000 if such issuer has sustained losses from continuing operations and/or net losses in its five most recent fiscal years; or (iv) has sustained losses which are so substantial in relation to its overall operations or its existing financial resources, or its financial condition has become so impaired that it appears questionable, in the opinion of the Exchange, as to whether such issuer will be able to continue operations and/or meet its obligations as they become due.”

The letter stated that we have until June 1, 2009, to submit a plan of compliance addressing how we intend to regain compliance with the AMEX listing standards cited in the letter.  The plan of compliance must address how we plan to regain compliance with Section 1003(a)(iv) of the Company Guide by November 2, 2009 and regain compliance with Section 1003(a)(iii) of the Company Guide with eighteen months.  We currently plan to submit a plan of compliance with AMEX by June 1, 2009.  However, if AMEX does not accept our plan of compliance our common stock will be subject to the delisting procedures set forth in the Company Guide.

On May 5, 2009 and in accordance with Section 402 of the Company Guide, we issued a press release regarding the letter received from AMEX, a copy of which is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d)  Exhibits

99.1

Press Release dated May 5, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Metalline Mining Company
(Registrant)

Date: May 5, 2009	_/s Merlin Bingham_____________
Name: Merlin Bingham
Title: President